Exhibit 10.4
Dear 7D Team Member,

It’s with great pride that we welcome you to the SeaSpine family! Through our strategic partnership, we were able to appreciate the unique alignment of the respective vision and culture of our two organizations. This led to deepening our collaboration to come together as one team committed to advancing and improving surgery with a steadfast focus on safety and patient outcomes.

Many 7D team members tirelessly supported the diligence efforts and were instrumental in getting us to close this transaction. Today and moving forward, everyone can share in our collective success as you become a SeaSpine family member and shareholder. We look forward to the vast potential the combination of our navigation platform with our innovative and extensive line of spinal implants and orthobiologics will create as we execute our market- taking strategy.

We are STRONGER TOGETHER,

Keith Valentine Beau Standish
President and CEO President, Enabling Technologies

Exhibit 10.4
STRICTLY CONFIDENTIAL

May 20, 2021

Beau Standish Dear Beau,
We are pleased to announce that as of May 20, 2021, SeaSpine Holdings Corporation (“SeaSpine,” which term, unless the context requires otherwise, includes all of SeaSpine’s affiliates, including its parent, subsidiary, and sibling companies, whether direct or indirect) will acquire your current employer 7D Surgical Inc.

In connection with the acquisition, and in exchange for the consideration below, including our one-time grant of a stock option award, we are pleased to extend you an offer to join SeaSpine as an employee of 7D Surgical ULC. Please note that it is a condition of employment that you review, accept, and sign SeaSpine’s Confidentiality, Invention Assignment & Restrictive Covenants Agreement, attached as Appendix A (the “Confidentiality Agreement”), and SeaSpine’s Dispute Resolution Agreement, attached as Appendix B (the “Dispute Resolution Agreement”). Please also note that your employment will be governed by and you must comply with SeaSpine’s policies and procedures, including the 7D Surgical Employee Handbook, effective January 1, 2021 (the “Employee Handbook”).

This letter, the Confidentiality Agreement, and the Dispute Resolution Agreement (collectively, the “Agreement”), as well as SeaSpine’s policies and procedures, including the Employee Handbook, will govern the terms and conditions of your employment, in accordance with all applicable legislation. Your modified terms of employment are outlined below.

EMPLOYER: 7D Surgical ULC
EFFECTIVE DATE: May 20, 2021
WORK LOCATION: Toronto, Ontario
TITLE: President, Enabling Technologies
MANAGER: Keith Valentine
President & CEO, SeaSpine

COMPENSATION: As an exempt (not eligible for overtime) employee, you will be paid a salary on a “salary basis.” Your gross annual base salary will be increased to CAD $340,000.00. This salary will be paid, less applicable deductions for income tax, as well as Canada Pension Plan and Employment Insurance remittances, in accordance with our standard payroll practices, which currently is bi-weekly.

ONE-TIME STOCK OPTION AWARD: We expect to grant you a nonqualified stock option award to purchase 100,000 shares of SeaSpine’s common stock (the calculated value of which is approximately USD $800,000.00), which option would, subject to your continued employment (as described below under “Active Employment”), vest as follows: 25% of the underlying shares would vest on January 1, 2023, with the remaining shares vesting in substantially equal quarterly installments over the following 12 quarters. We expect this award to be granted under one of our equity award plans following a meeting of SeaSpine’s Board of Directors, scheduled to take place on June 2, 2021. The exercise price will be the fair market value of SeaSpine’s common stock on the grant date. Your eligibility to receive any award is subject to your executing certain award-related documentation. You will receive additional grant information from the company’s equity plan administrator separately. SeaSpine reserves the right to amend its equity plan at any time.

BONUS PROGRAM: Your annual target under SeaSpine’s variable cash incentive award program for 2021 is 45% of your base salary. The general terms and conditions of the program are provided to you concurrently with this letter. In general, employees are eligible to participate in the program

Exhibit 10.4
provided employment begins before October 1 of the program year. Variable cash incentive awards will be prorated for eligible employees with a hire date on or after April 1 of the program year. Under this discretionary pay-for-performance program, payout of this incentive is subject to the company achieving its performance targets and you meeting your individual performance objectives. Employees must be employed with the company on the date the variable cash incentive award is paid to have earned and be eligible for the award. The terms and conditions of future incentive opportunities will be based on the company’s future circumstances. Any payment arising out of the above-noted bonus program is discretionary and not designed to be part of your regular compensation. SeaSpine reserves the right to amend its bonus program at any time.

ACTIVE EMPLOYMENT: You must be actively employed for the stock option award outlined above to vest and to receive any payout under SeaSpine’s bonus program. Active employment is defined as any time you are actively at work until termination PLUS any period in which payments are made in lieu of statutory notice under the Employment Standards Act, 2000. For clarity, other than this period of statutory notice, active employment does not include any period of common law notice or salary continuation or other period used to calculate any severance or separation payment during which you are not required to be at work and performing your job.

BENEFITS AND PAID TIME OFF: You will continue to be eligible to participate in the employee benefits programs for which you currently are enrolled, and you will receive the same paid time off (PTO) as was provided to you by 7D Surgical Inc. We anticipate that, beginning in 2022, you will be eligible to participate in other benefits programs, and that you will also be eligible to participate in SeaSpine’s PTO program.

CONFIDENTIAL INFORMATION: We require that, in the course of your employment with us, you not use or disclose any confidential information or trade secrets, if any, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use in the performance of your duties only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which otherwise is provided or developed by us. You further agree that you will not bring onto our premises, or transfer to any of our computers, servers, or systems, any confidential or proprietary document or property belonging to any former employer or other person to whom you have an obligation of confidentiality. A full summary of our expectations is set out in the Confidentiality Agreement.

POLICIES AND PROCEDURES: You must review, accept, and comply with all of SeaSpine’s policies and procedures, including, without limitation, our Code of Business Conduct and Ethics, our Insider Trading Policy, and the Employee Handbook. We may adopt additional policies or procedures in the future. You may be required to sign certain documents acknowledging your receipt and understanding of these and other documents. Violation of any of our policies or procedures would be cause for disciplinary action.

TERMINATION: This Agreement, and therefore, your employment may be terminated as set forth below in full satisfaction of any claims that could be made in respect of such termination of employment, whether arising under statute, this contract of employment, or at common law. For clarity, if you are terminated from employment for any of the reasons below, your entitlements will be as set forth below, and you will have no entitlement to vesting or payments under SeaSpine’s above-noted equity plan(s) or bonus program(s), unless you are actively employed as set out above.

Exhibit 10.4
a.Resignation: You may voluntarily resign by providing SeaSpine two (2) weeks’ written notice, which may be waived in whole or in part at SeaSpine’s sole discretion, in which case you would be paid to the end of the two (2) weeks.

b.Wilful Misconduct, Disobedience, or Wilful Neglect of Duty: SeaSpine has the right, at any time, to terminate your employment under this Agreement without notice or pay in lieu thereof, or severance pay, in accordance with the Employment Standards Act, 2000 and applicable Regulation, in the event you engage in wilful misconduct, disobedience, or wilful neglect of duty that is not trivial and has not been condoned by SeaSpine. In the event your employment is terminated in accordance with this provision, you shall only receive any accrued but unpaid wages and vacation pay owed to you as of the date of termination.

c.Frustration of Contract: In the event of long term disability, your employment contract will be considered to be frustrated if you are not able to perform or fulfil the essential duties and requirements of your job, and there is no reasonable expectation that you will be able to do so in the foreseeable future. Any such frustration is subject to any required accommodation pursuant to the Human Rights Code to be provided by SeaSpine, and subject to all requirements of the Employment Standards Act, 2000, including, without limitation, benefits continuation, pension contributions, holiday eligibility (if applicable), and vacation pay accrual, along with pay in lieu of notice for the statutory notice period and severance pay (if any). You expressly understand and agree that, in the event of frustration, satisfaction of all requirements of the Employment Standards Act, 2000 will also satisfy any claims you could make under common law.

d.Without Cause: At its sole direction, SeaSpine may terminate your employment at any time, after successfully completing your probation (if applicable), without cause, on providing you with your entitlements under the Employment Standards Act, 2000, including any outstanding wages and notice or pay in lieu of notice and/or severance pay, less any applicable deductions. Any entitlements you would have under the Employment Standards Act, 2000 will continue for the statutory notice period, including, without limitation, benefits continuation, pension contributions, holiday eligibility, and vacation pay, where applicable. SeaSpine’s compliance with this clause and the Employment Standards Act, 2000 shall fully satisfy any of your statutory, contractual, and common law entitlements.

SEVERABILITY: In the event that any provision of this Agreement (including this letter, the Confidentiality Agreement, and the Dispute Resolution Agreement) is found to be void, invalid, illegal, or unenforceable, such finding will not affect any other provision of this Agreement (including this letter, the Confidentiality Agreement, and the Dispute Resolution Agreement), which will continue to be in full force and effect.

WAIVER: Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between you and SeaSpine with respect to your employment and supersedes any previous agreements, whether written or oral, express or implied, regarding the same, which are superseded, terminated, and/or cancelled, and you and SeaSpine release and forever discharge the other of and from all manner of actions, causes of action, claims, and demands, under or in respect of, any and all such previous agreements.

Exhibit 10.4
MODIFICATION: Any modification of this Agreement must be in writing and signed by both you and SeaSpine or it shall have no effect and shall be void.

GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and federal laws applicable therein.

INDEPENDENT LEGAL ADVICE: You acknowledge that you have read and understand this Agreement and acknowledge that you have had the opportunity to obtain independent legal advice about the Agreement. You acknowledge that you are entering into this Agreement freely, voluntarily, and without duress.

Please sign (either by hand or electronically) and return a copy of the Agreement (including this letter, the Confidentiality Agreement, and the Dispute Resolution Agreement) to me by May 31, 2021 to confirm your acceptance of these terms. Your signature on this document certifies that you agree with all terms of the Agreement.

If you have any questions regarding this Agreement, the attachments, or their contents, please feel free to address them to me, and I will be happy to discuss.

Beau, we are thrilled to welcome you to the SeaSpine Team! Sincerely,
/s/Christine Collins

Christine Collins
VP, Human Resources

Confirmation of Agreement by Employee

I, Beau Standish, confirm that I have read and agree with the terms of this Agreement. I have had a reasonable opportunity to consider this Agreement and the matters set out herein and to obtain independent legal advice if required. By my signature below (whether electronic or handwritten), I voluntarily accept the modified terms of employment with SeaSpine on the terms and conditions set out in this Agreement, including this letter, the Confidentiality Agreement, and the Dispute Resolution Agreement, and SeaSpine’s policies and procedures, including the Employee Handbook, which hereafter constitutes my contract of employment.

I acknowledge that, in this position, I may be considered a “Section 16 reporting person,” which means I am required to report changes in holdings of Company securities to the U.S. Securities and Exchange Commission (“SEC”), am subject to sanctions against “short-swing” trading, and am prohibited from engaging in short sales of Company securities. In addition, the Company may be required to disclose certain personal information about me in its filings with the SEC and its other public disclosures, and I agree and consent to the Company’s disclosure of such information:
Signature:/s/ Beau Standish Date: 5/22/2021

Beau Standish